Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 25, 2016 (except for Note 11, and the effects thereof, which is as of June 8, 2016) with respect to the consolidated financial statements of Tactile Systems Technology, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

November 21, 2016